                                                                      EXHIBIT 11

                       NATIONAL AUTO FINANCE COMPANY, INC.
                    Computation of Earnings per Common Share
                (Unaudited, in thousands, except per share data)

                                                               Three Months Ended
                                                                    March 31,
                                                              --------------------
                                                                1999         1998
                                                              -------      -------
Average number of common shares outstanding .............       9,031        9,031

Common equivalent shares outstanding:

Stock options (1) .......................................        --           --
                                                              -------      -------

Total common and common equivalent shares outstanding ...       9,031        9,031
                                                              =======      =======

Net income (loss) attributed to common shareholders .....     $(1,787)     $(5,172)
                                                              =======      =======

Loss per common share (basic and diluted) ...............     $ (0.20)     $ (0.57)
                                                              =======      =======

------------------------

(1) Stock options are excluded from the computation of diluted loss per common share as the effect of such options would be anti-dilutive.